Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                    INVESCO HIGH YIELD INVESTMENTS FUND, INC.

A Special Meeting ("Meeting") of Shareholders of Morgan Stanley High Yield Fund, Inc. was held on April 16, 2010 and was adjourned until May 11, 2010. The Meeting on May 11, 2010 was held for the following purpose:

(1) To elect 17 Directors, each of whom will serve until his or her successor is elected and qualified.

The results of the voting on the above matter were as follows:

                                                                   Withheld/
Matter                                                Votes For   Abstentions
------                                                ---------   -----------
(1) David C. Arch..................................   7,794,888    3,059,121
    Bob R. Baker...................................   7,800,888    3,053,121
    Frank S. Bayley ...............................   7,801,582    3,052,427
    James T. Bunch.................................   7,779,617    3,074,392
    Bruce L. Crockett..............................   7,805,767    3,048,242
    Rod Dammeyer...................................   7,801,584    3,052,425
    Albert R. Dowden...............................   7,798,908    3,055,101
    Jack M. Fields.................................   7,805,747    3,048,262
    Martin L. Flanagan ............................   7,429,054    3,424,955
    Carl Frischling ...............................   7,788,933    3,065,076
    Prema Mathai-Davis.............................   7,772,384    3,081,625
    Lewis F. Pennock...............................   7,791,094    3,062,915
    Larry Soll.....................................   7,805,039    3,048,970
    Hugo F. Sonnenschein...........................   7,791,531    3,062,478
    Raymond Stickel, Jr............................   7,770,113    3,083,896
    Philip A. Taylor...............................   7,429,067    3,424,942
    Wayne W. Whalen................................   7,797,473    3,056,536

The Meeting was adjourned until June 17, 2010, with respect to the following proposals:

(1)  To approve a new investment advisory agreement with Invesco Advisers, Inc.

(2) To approve a new master sub-advisory agreement between Invesco Advisers, Inc. and its affiliates.

Morgan Stanley High Yield Fund, Inc. did not receive shareholder votes sufficient to approve or reject the proposals. As a result, Proposals 1 and 2 have failed to pass.

The results of the voting on the above matters were as follows:

                                                                                                  Votes      Withheld/
Matters                                                                             Votes For    Against    Abstentions
-------                                                                             ---------   ---------   -----------
(1) To approve a new investment advisory agreement with Invesco Advisers, Inc...
                                                                                    5,603,506   2,956,383     370,580
(2) To approve a new master sub-advisory agreement between Invesco Advisers,
    Inc. and its affiliates......................................................   5,558,281   2,989,878     382,310